                                                                       EXHIBIT 1



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                          PLAN AND AGREEMENT OF MERGER

                                      AMONG

                               BUDGET GROUP, INC.,

                           CA ACQUISITION CORPORATION

                                       AND

                              CRUISE AMERICA, INC.


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                            ------------------------

                                NOVEMBER 25, 1997

                            ------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE 1         PLAN OF MERGER...............................................2
         1.1      The Merger...................................................2
         1.2      Conversion of Shares.........................................2
         1.3      Exchange of Certificates.....................................3
         1.4      Dividends....................................................4
         1.5      Escheat Laws.................................................5
         1.6      Closing of Company Transfer Books............................5

ARTICLE 2         CLOSING......................................................5
         2.1      Time and Place of Closing....................................5

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF COMPANY....................6

         3.1      Disclosure Letter; Material Adverse Effect on Company........6
         3.2      Organization, Good Standing and Power........................6
         3.3      Capitalization...............................................7
         3.4      Company Subsidiaries; Voting Trusts..........................7
         3.5      Authority; Enforceability....................................8
         3.6      Non-Contravention; Consents..................................8
         3.7      SEC Reports; Company Financial Statements....................9
         3.8      Absence of Certain Changes...................................9
         3.9      Tax Matters.................................................11
         3.10     Litigation..................................................12
         3.11     Material Contracts..........................................12
         3.12     Registration Statement, Etc.................................14
         3.13     Employee Benefit Plans......................................14
         3.14     Property....................................................15
         3.15     Trademarks, Etc.............................................17
         3.16     Labor Relations.............................................17
         3.17     No Violation of Law.........................................19
         3.18     Environmental Matters.......................................19
         3.19     Insurance Policies..........................................21
         3.20     Major Suppliers; Tour Organizers and Travel Arrangers.......21
         3.21     Notes and Accounts Receivable...............................22
         3.22     Transactions with Affiliates................................23
         3.23     Fairness Opinion............................................23
         3.24     Antitakover Statutes........................................23
         3.25     Board Recommendations.......................................23
         3.26     Amendment to Rights Plan....................................23

         3.27     Brokers and Finders.........................................24
         3.28     Merger......................................................24
         3.29     Pooling.....................................................24
         3.30     Voting Requirements; Dissenters' Rights.....................24
         3.31     No Existing Discussions.....................................24
         3.32     Disclosure..................................................24
         3.33     No Aggregate Material Adverse Effect........................24

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF PARENT....................25
         4.1      Organization, Good Standing and Power.......................25
         4.2      Capitalization..............................................25
         4.3      Authority; Enforceability...................................25
         4.4      Non-Contravention; Consents.................................26
         4.5      SEC Reports; Parent Financial Statements....................26
         4.6      Absence of Certain Changes or Events........................27
         4.7      Registration Statement, Etc.................................27
         4.8      Litigation..................................................28
         4.9      No Violation of Law.........................................28
         4.10     Brokers and Finders.........................................28
         4.11     Merger......................................................29
         4.12     Pooling.....................................................29

ARTICLE 5         CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE
                  TIME; CERTAIN ..............................................29
         5.1      Access and Information......................................29
         5.2      Conduct of Business Pending Merger..........................29
         5.3      Fiduciary Duties............................................33
         5.4      Certain Fees................................................33
         5.5      Takeover Statutes...........................................34
         5.6      Consents....................................................35
         5.7      Reasonable Efforts; Further Assurances; Cooperation.........35
         5.8      NYSE Listing................................................36
         5.9      Notice......................................................36
         5.10     Registration Statement; Stockholder Approvals...............36
         5.11     Expenses....................................................37
         5.12     Press Releases; Filings.....................................37
         5.13     Indemnification of Officers and Directors...................37
         5.14     Tax Treatment...............................................38
         5.15     Stock Options...............................................38
         5.16     Company Affiliates..........................................39
         5.17     Employment Agreements.......................................39
         5.18     Company Expenses............................................39
         5.19     Pooling of Interest Accounting..............................40

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
         5.20     Treatment of Warrants.......................................40

ARTICLE 6         CONDITIONS PRECEDENT TO MERGER..............................40
         6.1      Conditions to Each Party's Obligations......................40
         6.2      Conditions to Obligations of Company........................41
         6.3      Conditions to Obligations of Parent.........................42


ARTICLE 7         TERMINATION AND ABANDONMENT OF THE MERGER...................43
         7.1      Termination.................................................43
         7.2      Specific Performance and Other Remedies.....................45
         7.3      Effect of Termination and Abandonment.......................45

ARTICLE 8         MISCELLANEOUS...............................................45
         8.1      Waiver and Amendment........................................45
         8.2      Non-Survival of Representations, Warranties and Agreements..46
         8.3      Notices.....................................................46
         8.4      Descriptive Headings; Interpretation........................47
         8.5      Counterparts................................................47
         8.6      Entire Agreement............................................47
         8.7      GOVERNING LAW...............................................47
         8.8      Severability................................................47
         8.9      Knowledge...................................................48
         8.10     Assignment..................................................48

                          PLAN AND AGREEMENT OF MERGER

         PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated as of November 25, 1997, among BUDGET GROUP, INC., a Delaware corporation ("Parent"), CA ACQUISITION CORPORATION, a Florida corporation and direct or indirect wholly owned subsidiary of Parent ("Sub"), and CRUISE AMERICA, INC., a Florida corporation ("Company").

         WHEREAS, Parent has formed Sub as a direct or indirect wholly owned subsidiary corporation under the Florida Business Corporation Act (the "FBCA") for the purpose of Sub merging with and into Company pursuant to the applicable provisions of the FBCA (the "Merger") so that Company will continue as the surviving corporation of the Merger and will become a direct or indirect wholly owned subsidiary of Parent;

         WHEREAS, the respective Boards of Directors of Company, Parent and Sub have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby and the Board of Directors of Company has recommended that the stockholders of Company approve the Merger upon the terms of this Agreement;

         WHEREAS, the respective Boards of Directors of Parent and Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

         WHEREAS, concurrently with the execution and delivery of this Agreement, each of Robert A. Smalley, Randall S. Smalley, Robert A. Smalley, Jr. and Sally Smalley DiLucente (collectively, the "Identified Shareholders") has duly executed and delivered to Parent an irrevocable proxy agreement in the form attached hereto as Exhibit 1.1 (the "Proxy Agreements");

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization; and

         WHEREAS, the Merger described herein is subject to the approval of the shareholders of Company and satisfaction of certain other conditions described in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE 1

                                 PLAN OF MERGER

         1.1      The Merger

                  (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the provisions of this Agreement and the FBCA, Sub shall be merged with and into Company, which shall be the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation") in the Merger, and the separate corporate existence of Sub shall cease. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by Company, on behalf of the Surviving Corporation, and thereafter delivered to the Secretary of State of the State of Florida for filing as provided in the FBCA on the Closing Date (as defined in Section 2.1). The Merger shall become effective immediately upon the filing of the Articles of Merger with the Secretary of State of the State of Florida or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

                  (b) From and after the Effective Time, the Merger shall have all the effects set forth in the FBCA. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the FBCA, all of the properties, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  (c) The Articles of Incorporation of Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the FBCA.

                  (d) The Bylaws of Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, in the Articles of Incorporation of the Surviving Corporation and the FBCA.

                  (e) The officers and directors of Sub immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

         1.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                  (a) Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  (b) All shares of common stock, par value $.01 per share, of Company ("Company Common Stock") or other capital stock of Company that are owned by Company as treasury stock or by any wholly owned Company Subsidiary (as defined in Section 3.4) shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Subject to Section 1.3(c), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.2(b)) shall be converted into a right to receive 0.28073 (the "Exchange Ratio") shares of Class A Common Stock, par value $.01 per share, of Parent ("Parent Class A Common Stock"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares (a "Certificate") shall thereafter represent the right to receive that number of shares of Parent Class A Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Class A Common Stock, and cash in lieu of any fractional share, issued in consideration therefor upon the surrender of such certificates in accordance with Section 1.3, without interest.

                  (d) If after the date hereof and prior to the Effective Time, Parent shall have declared a stock split (including a reverse split) of Parent Class A Common Stock or a dividend payable in Parent Class A Common Stock or effected any recapitalization or reclassification of its common stock or any other similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect such stock split, dividend, recapitalization, reclassification or similar transaction.

         1.3      Exchange of Certificates.

                  (a) As of the Effective Time, Parent shall deposit with Chase Mellon Shareholder Services, or such other bank or trust company reasonably designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
Article 1 through the Exchange Agent, certificates representing the shares of Parent Class A Common Stock (such shares of Parent Class A Common Stock, together with any dividends or distributions with respect thereto or cash deposited by Parent in accordance with this Section 1.3, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.2 in exchange for outstanding shares of Company Common Stock, together with cash to be paid in lieu of fractional shares. The aggregate number of shares of Parent Class A Common Stock which shall be issuable shall be a number of such shares equal to the Exchange Ratio multiplied by the total number of outstanding shares of Company Common Stock as of the Effective Time, subject to adjustments for non-issuance of fractional shares as provided herein.

                  (b) As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Class A Common Stock. Upon the surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly executed, the holder will be entitled to receive certificates representing that number of whole shares of Parent Class A Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the stock certificates surrendered based upon the Exchange Ratio and cash in lieu of fractional shares as provided in Section 1.3(c).

                  (c) No certificate or scrip representing fractional shares of Parent Class A Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. All fractional shares of Parent Class A Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the Fair Market Value at the Effective Time (as defined below) of one share of Parent Class A Common Stock, by (ii) the fraction of a share of Parent Class A Common Stock to which such holder would otherwise have been entitled. Parent shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Parent Class A Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 1.3(a). The term "Fair Market Value at the Effective Time" of one share of Parent Class A Common Stock shall be the average of the high and low prices per share of Parent Class A Common Stock on the New York Stock Exchange ("NYSE") during the 20 trading days immediately preceding the last business day before the date of the Effective Time.

                  (d) If a certificate for Parent Class A Common Stock is to be sent to a person other than the person in whose name the Certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Certificate to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                  (e) The cash paid and shares of Parent Class A Common Stock issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

         1.4 Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to Parent Class A Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Company shareholder entitled to receive certificates representing Parent Class A Common Stock until such shareholder has properly surrendered such shareholder's Certificates. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Parent Class A Common Stock shall be issued any dividends which shall have become payable with respect to such Parent Class A Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the shareholder in whose name the certificates representing such Parent Class A Common Stock shall be issued any dividend on such Parent Class A Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends. Any portion of the Exchange Fund which remains undistributed to the shareholders of Company for one year after the Effective Time pursuant to this Section 1.4 shall be returned by the Exchange Agent to Parent which shall thereafter act as Exchange Agent, subject to the rights of holders of unsurrendered Certificates under this Article 1.

         1.5      Escheat Laws. Notwithstanding any other provision of this
Article 1, none of Parent, Sub, Company, the Surviving Corporation, the Exchange Agent or any other party hereto shall be liable to any holder of Company Common Stock for any Parent Class A Common Stock, or dividends or distributions thereon or cash in lieu of fractional shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

         1.6 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall, when accompanied by proper documentation, be exchanged for Parent Class A Common Stock in the manner provided in this Article 1.

                                    ARTICLE 2

                                     CLOSING

         2.1 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and Company, the closing of the Merger (the "Closing") will be held at 10:00 a.m., Eastern time, on the second business day following the date that all of the conditions precedent specified in this Agreement have been (or can be at the Closing) satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date"). The place of Closing shall be at the offices of King & Spalding, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, or at such other place as may be agreed between Parent and Company.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company hereby represents and warrants to Parent and Sub as follows:

         3.1       Disclosure Letter; Material Adverse Effect on Company.

                  (a) Prior to the execution and delivery of this Agreement, Company and Parent have delivered to each other a letter (the "Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more of such party's representations, warranties or covenants contained in this Agreement.

                  (b) As used in this Agreement, the phrase "Material Adverse Effect on Company" means:

                  (i) as to matters which can reasonably be quantified in economic terms, any effect or effects which have resulted in or would reasonably be expected to result in, with respect to Company and the Company Subsidiaries taken as a whole, a decrease in the value of assets (net of any corresponding decrease in liabilities), an increase in liabilities or obligations (net of any corresponding increase in assets), a decrease in profits or cash flow, an increase in losses or expenses, an adverse change in the business or financial condition, or any combination thereof, involving, individually or in the aggregate, more than $1,250,000;

                  (ii) as to matters which cannot reasonably be quantified in economic terms, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Company and the Company Subsidiaries taken as a whole; or

                  (iii) a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement.

         3.2      Organization, Good Standing and Power.

                  (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company has delivered to Parent complete and correct copies of its Articles of Incorporation and all amendments thereto to the date hereof and its Bylaws as amended to the date hereof.

                  (b) Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         3.3 Capitalization. The authorized capital stock of Company consists of 15,000,000 shares of Common Stock, par value $.01 per share, of which as of November 21, 1997, 5,783,059 shares were issued and outstanding, and 1,000,000 shares of Preferred Stock, par value $1.00 per share, of which as of the date hereof no shares are issued and outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to any outstanding Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above, as of November 21, 1997, there were no shares of capital stock or other equity securities of Company outstanding, and, except as set forth in Section 3.3 of the Disclosure Letter, there are no outstanding options, warrants or rights to purchase or acquire from Company any capital stock of Company, there are no existing registration covenants with Company with respect to outstanding shares of Company Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Company is bound to issue any additional shares of its capital stock or other securities.

         3.4 Company Subsidiaries; Voting Trusts. Section 3.4 of the Disclosure Letter sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which Company owns or controls, directly or indirectly, 50% or more of the outstanding equity interests (such entities are hereinafter referred to as "Company Subsidiaries"). Except as set forth in Section 3.4 of the Disclosure Letter, there is no corporation, association, subsidiary, partnership, limited liability company or other entity of which Company owns or controls, directly or indirectly, more than 20% of the outstanding equity interests. Except as disclosed in Section 3.4 of the Disclosure Letter, Company owns, directly or indirectly, all of the equity interests of each Company Subsidiary, free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each Company Subsidiary has been duly authorized and is validly issued, fully paid and nonassessable, and not subject to any preemptive rights. There are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or other equity interests or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the capital stock or other equity interests of any Company Subsidiary to which Company or any Company Subsidiary is a party. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock or other equity interests of Company or any Company Subsidiary to which Company or any Company Subsidiary is a party. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         3.5 Authority; Enforceability. Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the shareholders of Company. Subject to such approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and this Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity.

         3.6      Non-Contravention; Consents.

                  (a) Except as set forth in Section 3.6(a) of the Disclosure Letter, neither the execution, delivery and performance by Company of this Agreement, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will:

                  (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary, under any of the terms, conditions or provisions of, (x) its Articles of Incorporation or Bylaws or the governing documents of any Company Subsidiary, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of the Company Subsidiaries is a party, or by which Company or any of the Company Subsidiaries may be bound, or to which Company or any of the Company Subsidiaries or the properties or assets of any of them may be subject and that has or would reasonably be expected to have, in any such event specified in this clause (y), individually or in the aggregate, a Material Adverse Effect on Company; or

                  (ii) subject to compliance with the statutes and regulations referred to in Section 3.6(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Company or any of the Company Subsidiaries or any of their respective properties or assets where such violation has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

                  (b) Except as set forth in Section 3.6(b) of the Disclosure Letter and other than notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Company of the transactions contemplated by this Agreement.

         3.7      SEC Reports; Company Financial Statements.

                  (a) Since May 1, 1995, Company has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Company Reports"). Company has heretofore made available to Parent true copies of all the Company Reports, together with all exhibits thereto. Included in such Company Reports are (i) audited consolidated balance sheets of Company and its subsidiaries at April 30, 1995, 1996 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited consolidated balance sheet of Company and its subsidiaries at July 31, 1997 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the periods then ended and the notes thereto.

                  (b) All of the financial statements included in the Company Reports (which are collectively referred to herein as the "Company Consolidated Financial Statements") fairly presented the consolidated financial position of Company and its subsidiaries as of the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). The Company Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and taken as a whole did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Company Reports, neither Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Company and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which, individually or in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         3.8      Absence of Certain Changes.

                  (a) Since May 1, 1997, except as set forth in Section 3.8(a) of the Disclosure Letter, there has not been (i) any adverse change in the assets (net of any corresponding decrease in liabilities), liabilities (net of any corresponding increase in assets), results of operations, financial condition or business of Company or any Company Subsidiary which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company (other than operating losses between October 1, 1997 and the Closing Date which are attributable to seasonal changes in the business of Company and the Company Subsidiaries and which in the aggregate do not exceed the amounts set forth in Section 3.8(a) of the Disclosure Letter), (ii) any damage, destruction, loss or casualty to property or assets of Company or any Company Subsidiary involving amounts in excess of $400,000 in the aggregate not adequately covered by insurance, which property or assets are material to the operations or business of Company or any Company Subsidiary, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock or other equity interests of Company or any Company Subsidiary, any redemption or other acquisition by Company or any Company Subsidiary of any of the capital stock or other equity interests of Company or any Company Subsidiary or any split, combination or reclassification of shares of capital stock or other equity interests declared or made by Company or any Company Subsidiary or (iv) any agreement to do any of the foregoing.

                  (b) Since May 1, 1997, except as set forth in Section 3.8(b) of the Disclosure Letter, there have not been in respect of Company or any Company Subsidiary (i) any extraordinary losses suffered involving amounts in excess of $200,000 in the aggregate, (ii) any assets with a value in excess of $200,000 in the aggregate which have been mortgaged, pledged or made subject to any lien, charge or other encumbrance, except for the incurrence in the ordinary course of business consistent with past practice of liens on vehicles owned by Company or any Company Subsidiary, (iii) any material liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Company Consolidated Financial Statements or incurred in the ordinary course of business and consistent with past practice, (v) any material guaranteed checks, notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down (under Statement of Financial Accounting Standards No. 121 or otherwise) of the value of any asset or investment on Company's books or records involving amounts in excess of $200,000 in the aggregate, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any material debts or waiver of any material claims or rights of substantial value, or sale, transfer or other disposition (except for the disposition of vehicles in the ordinary course of business consistent with past practice) of, any material properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event, do not exceed $200,000 individually, (viii) capital expenditures and commitments in the ordinary course of business in excess of $200,000 individually for additions to property or equipment, excluding vehicle purchases in the ordinary course of business consistent with past practice, (ix) any material transactions entered into other than in the ordinary course of business, or (x) any agreements to do any of the foregoing.

         3.9      Tax Matters.

                  (a) For purposes of this Agreement, "Taxes" shall mean all taxes (including any tax attributable to Company or any Company Subsidiary ceasing to be a member of an affiliated group as defined in Section 1504(a) of the Code), assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including federal, state, city, county, foreign or other income, franchise, capital stock, real property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts and all other taxes of any kind for which Company or any Company Subsidiary may have any liability imposed by the United States or any state, county, city, country or foreign government or subdivision or agency thereof, whether disputed or not.

                  (b) Except as otherwise disclosed in Section 3.9(b) of the Disclosure Letter: (i) all returns, including estimated returns and reports of every kind with respect to Taxes, which are due to have been filed in accordance with any applicable law, have been duly filed, except where the failure to file does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (ii) all Taxes, deposits or other payments for which Company or any Company Subsidiary may have any liability through the date hereof have been paid in full or are accrued as liabilities for Taxes on the books and records of Company or the Company Subsidiaries, as applicable, except for such Taxes as are not required by generally accepted accounting principles to be accrued or are immaterial in amount; (iii) there are not now any extensions of time in effect with respect to the dates on which any returns or reports with respect to any federal Taxes (or with respect to any other Taxes involving amounts in excess of $5,000) were or are due to be filed; (iv) all deficiencies involving amounts in excess of $5,000 asserted as a result of any examination of any return or report of Taxes have been paid in full, or are being contested in good faith with appropriate accruals on the books of each of Company and the Company Subsidiaries, or are finally settled; (v) no claims have been asserted and no proposals or deficiencies for any Taxes involving amounts in excess of $5,000 are being asserted, proposed or, to the knowledge of Company, threatened, and no audit or investigation of any return or report of Taxes is currently underway, pending or, to the knowledge of Company, threatened; (vi) there are no outstanding waivers or agreements by Company or any Company Subsidiary for the extension of time for the assessment of any federal Taxes or deficiency thereof (or for any other Taxes or deficiencies thereof involving amounts in excess of $5,000), nor are there any requests for rulings, outstanding subpoenas or requests for information or any other matter pending between Company or any Company Subsidiary and any taxing authority; and (vii) there are no liens for Taxes upon any property or assets of Company or any Company Subsidiary involving amounts in excess of $5,000 except liens for current Taxes not yet due, nor are there any liens involving amounts in excess of $5,000 which, to the knowledge of Company, are pending or threatened.

                  (c) Company has delivered to Parent true and complete copies of all federal and state income tax returns (together with any Revenue Agent's Reports) relating to the operations of Company and the Company Subsidiaries for the taxable years ended since 1991.

                  (d) None of Company or the Company Subsidiaries has filed a consent pursuant to Section 341(f) of the Code. None of Company, the Company Subsidiaries or any predecessor in interest of such party, has filed, or may be deemed to have filed, any election under Section 338 of the Code.

                  (e) Except as set forth in Section 3.9(f) of the Disclosure Letter, neither Company nor any Company Subsidiary has made any payment which constitutes an "excess parachute payment" within the meaning of
Section 280G of the Code, and no payment by Company or any Company Subsidiary required to be made under any contract will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (f) None of Company and the Company Subsidiaries is a party to any tax allocation or tax sharing agreement.

                  (g) None of Company and the Company Subsidiaries has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was Company).

         3.10     Litigation.

                  (a) Section 3.10(a) of the Disclosure Letter (i) sets forth all litigation, claims, suits, actions, investigations, indictments or informations, or administrative, arbitration or other proceedings pending, or, to the knowledge of Company, threatened (including grand jury investigations, actions or proceedings and product liability and workers' compensation suits, actions or proceedings) against Company or any Company Subsidiary involving amounts in excess of $10,000 and (ii) indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights.

                  (b) Except as set forth in Section 3.10(b) of the Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) currently in effect against or relating to Company or any Company Subsidiary. To the knowledge of Company, there are no events, facts or circumstances giving rise to any claim for indemnification from Company or any Company Subsidiary by any present or former officer or director of Company or any Company Subsidiary related to any act or omission prior to the Closing by such present or former officer or director.

         3.11 Material Contracts. Section 3.11 of the Disclosure Letter contains a correct and complete list of the following (the "Material Contracts"):

                  (a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures or guarantees involving amounts in excess of $25,000 to which Company or any Company Subsidiary is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound;

                  (b) all leases to which Company or any Company Subsidiary is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound involving an annual rental payment in excess of $25,000 individually;

                  (c) all contracts or agreements which limit or restrict Company, any Company Subsidiary or, to the knowledge of Company, any of the officers or key employees of Company from engaging in any business in any jurisdiction;

                  (d) all contracts or agreements requiring Company or any Company Subsidiary to register its capital stock or securities under federal or state securities law;

                  (e) all repurchase agreements with vehicle manufacturers to which Company or any Company Subsidiary is a party;

                  (f) all agreements with travel arrangers and tour organizers to which Company or any Company Subsidiary is a party;

                  (g) all franchising agreements to which Company or any Company Subsidiary is a party; and

                  (h) all existing contracts and commitments (other than those described in subparagraphs (a), (b), (c), (d), (e), (f) and (g) of this
Section 3.11, the Company Benefit Plans and other than agreements and purchase orders relating to the purchase of vehicles in the ordinary course of business) to which Company or any Company Subsidiary is a party or by which its properties or assets are bound involving an annual commitment or annual payment by Company or any Company Subsidiary of more than $50,000 individually.

True and complete copies of all Material Contracts, including all amendments, have been made available to Parent. The Material Contracts are valid and enforceable in accordance with their respective terms with respect to Company and valid and, to the knowledge of Company, enforceable in accordance with their respective terms with respect to any other party to a Material Contract, in each case to the extent material to the business and operations of Company and subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except for events or occurrences, the consequences of which, individually or in the aggregate, do not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company, there is not under any of the Material Contracts any existing breach, default or event of default by Company or any Company Subsidiary or event that with notice or lapse of time or both would constitute a breach, default or event of default by Company or any Company Subsidiary, nor has Company received notice of, or made a claim with respect to, any breach or default by any other party to a Material Contract.

         3.12 Registration Statement, Etc. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (a) the Registration Statement to be filed by Parent with the SEC in connection with the Parent Class A Common Stock to be issued in the Merger (the "Registration Statement"), and (b) the Proxy Statement (the "Proxy Statement") to be mailed to Company's shareholders in connection with the meeting (the "Shareholders' Meeting") to be called to consider the Merger, will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, cause such document to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading; or, in the case of the Proxy Statement, when first mailed to the shareholders of Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Company with respect to statements made therein based on information supplied by Parent or with respect to information concerning Parent or Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

         3.13     Employee Benefit Plans.

                  (a) For purposes of this Section 3.13, the term "Company Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which, under which or with respect to which Company or any Company ERISA Affiliate (as defined in Section 3.13(b)) provides or has an obligation to provide benefits or compensation to or on behalf of employees or former employees of Company or any Company ERISA Affiliate, whether formal or informal, whether or not written. Each and every Company Benefit Plan is identified in
Section 3.13 of the Disclosure Letter.

                  (b) For purposes of this Section 3.13, the term "Company ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                  (c) Company, each Company ERISA Affiliate and each Company Benefit Plan is in compliance with the requirements prescribed by all statutes, orders and governmental rules and regulations with respect to and applicable to Company Benefit Plans, and each Company Benefit Plan has been administered according to its terms and applicable law.

                  (d) Neither Company nor any Company ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any defined benefit plan (as defined in Section 3(35) of ERISA) or any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA).

                  (e) Company does not maintain, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan which provides post-retirement medical or health benefits with respect to former employees of Company.

                  (f) Company has made available to Parent a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan identified in Section 3.13 of the Disclosure Letter: (1) all documents, including any insurance contracts and trust agreements, setting forth the terms of each Company Benefit Plan, or if there are no such documents evidencing a Company Benefit Plan, a full description of such Company Benefit Plan, (2) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (3) the annual reports filed for the most recent three plan years and most recent financial statements or periodic accounting or related plan assets with respect to each Company Benefit Plan, (4) each favorable determination letter, opinion or ruling from the Internal Revenue Service (the "IRS") for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax, including any outstanding request for a determination letter and (5) each opinion or ruling from the Department of Labor with respect to any such Company Benefit Plan.

                  (g) There are no audits or claims which are pending or, to the knowledge of Company, threatened against any Company Benefit Plan, any fiduciary of any of the Company Benefit Plans with respect to the Company Benefit Plans or against the assets of any of the Company Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans.

                  (h) The assets of all the Company Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Company

Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other Company Benefit Plan are properly and accurately reported on the financial statements and records of Company to the extent required by generally accepted accounting principles. The assets of each trust which is a part of a Company Benefit Plan are reported at their fair market value on the books and records of such trust or plan.

                  (i) No payment required to be made to any employee associated with Company or any Company Subsidiary as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

         3.14     Property.

                  (a) Company and the Company Subsidiaries have good and valid title to or valid leasehold interests in its properties reflected in the Interim Balance Sheet or acquired after July 31, 1997 (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all liens, encumbrances and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the Interim Balance Sheet and
(b) (i) liens for current taxes and assessments not in default, (ii) mechanics', carriers', workmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith, and (iii) liens, mortgages, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which either individually or in the aggregate do not have a material adverse effect on Company's or any of the Company Subsidiaries' use of the property affected, taken as a whole.

                  (b) Section 3.14 of the Disclosure Letter sets forth a true and complete list of all leases and agreements of Company or the Company Subsidiaries granting possession of or rights to real or personal property and involving an annual commitment or annual payment of more than $25,000 individually in the case of any real property and $25,000 individually in the case of any personal property (the "Disclosed Leases"). All such Disclosed Leases are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Company or the Company Subsidiaries and, to the knowledge of Company, are legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party to a Disclosed Lease, in each case to the extent material to the business and operations of Company and subject in each case to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Company or one of the Company Subsidiaries has physical possession of all real property, equipment and other assets which are covered by Disclosed Leases. Except for events and occurrences, the consequences of which, individually or in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, there are no existing defaults of Company or the Company Subsidiaries with respect to such Disclosed Leases or, to the knowledge of Company, any of the other parties to such Disclosed Leases (or events or conditions which, with notice or lapse of time, or both, would constitute a default).

                  (c) To the knowledge of Company, the structures and equipment owned or leased by each of Company and the Company Subsidiaries are structurally sound, are in good and safe operating condition and repair and are adequate for the uses to which they are being put, except for maintenance performed in the ordinary course of business and any such circumstances which, individually or in the aggregate, do not have or would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on Company.

                  (d) Except as otherwise does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, the rights, properties and other assets presently owned, leased or licensed by each of Company and the Company Subsidiaries and reflected on the Interim Balance Sheet include all rights, properties and other assets necessary to permit Company and the Company Subsidiaries to conduct their businesses in the same manner as such businesses are presently conducted, without any need for replacement, refurbishment or extraordinary repair except in the ordinary course of business consistent with past practice.

         3.15     Trademarks, Etc.

                  (a) Company has previously delivered to Parent a complete and accurate list and description of (i) all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor owned by Company or any Company Subsidiary (hereinafter the "Patent and Trademark Rights") and (ii) all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor licensed to Company or any Company Subsidiary (hereinafter the "Licensed Rights"). Company represents and warrants that (i) the Patent and Trademark Rights are free of any liens, claims or encumbrances; are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange, (ii) the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations, and (iii) the Patent and Trademark Rights and the Licensed Rights are all those material rights necessary to the conduct of the business of each of Company and the Company Subsidiaries as currently being conducted. The validity of the Patent and Trademark Rights and title thereto, and the validity of the Licensed Rights, (i) have not been questioned in any prior litigation; (ii) are not being questioned in any pending litigation; and (iii) to the knowledge of Company, are not the subject(s) of any threatened or proposed litigation. The business of each of Company and the Company Subsidiaries as now conducted, to the knowledge of Company, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Patent and Trademark Rights or any of the Licensed Rights. Company does not know of any use by others of any of the Patent and Trademark Rights or the Licensed Rights material to the business of Company and the Company Subsidiaries as presently conducted.

                  (b) Each of Company and the Company Subsidiaries owns, or possesses valid license rights to, all computer software programs that are material to the conduct of the business of

Company and the Company Subsidiaries. There are no infringement suits, actions or proceedings pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary with respect to any software owned or licensed by Company or any Company Subsidiary.

         3.16     Labor Relations. Except to the extent set forth in Section
3.16 of the Disclosure Letter:

                  (a) Neither Company nor any Company Subsidiary is a party to or bound by any and, to the knowledge of Company there are no, agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement or the Closing. There are no collective bargaining agreements to which Company or any Company Subsidiary is a party.

                  (b) During the five years immediately preceding the date hereof, none of Company or the Company Subsidiaries has experienced any organized slow down, work interruption, strike or work stoppage. There are no existing or, to Company's knowledge, threatened labor disputes. None of Company or the Company Subsidiaries has failed to pay when due any wages, bonuses, commissions, taxes, penalties or assessments, owed to, or arising out of the employment of, any officer, director or employee, except where the failure to so pay when due does not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

                  (c) Each of Company and the Company Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor or unfair employment practices.

                  (d) There is no unfair labor practice charge or complaint or any other matter against (or to the knowledge of Company, involving) Company or any Company Subsidiary pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any other governmental authority.

                  (e) No certification or decertification question relating to collective bargaining units at the premises of Company or any of the Company Subsidiaries exists or has existed within the past five years.

                  (f) To the knowledge of Company, there are no investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving Company or any Company Subsidiary.

                  (g) To the knowledge of Company, there are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving Company or any Company Subsidiary (excluding traffic citations).

                  (h) Section 3.16(h) of the Disclosure Letter sets forth a true and correct list of all full-time employees employed by each of Company and the Company Subsidiaries as of November 8, 1997 (in the case of employees in the United States) and as of November 1, 1997 (in the case of employees in Canada), together with their respective job titles, dates of hire and compensation. None of Company and the Company Subsidiaries pays or provides any benefits (other than wages) to part-time employees in the ordinary course of business.

                  (i) No agreement, arbitration or court decision or governmental order to which Company or any Company Subsidiary is a party or by which any of them or their respective assets are bound in any way limits or restricts any of Company, any Company Subsidiary or Parent from relocating or closing any of the operations of Company or any of the Company Subsidiaries.

         3.17 No Violation of Law. The business and operations of Company and the Company Subsidiaries have been conducted in compliance with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to zoning, environmental matters and the safety and health of employees), except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as set forth in Section 3.17 of the Disclosure Letter, (i) neither Company nor any Company Subsidiary has been charged with or, to the knowledge of Company, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) neither Company nor any Company Subsidiary is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body; and (iii) Company and the Company Subsidiaries have filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof, except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other governmental authorizations required in connection with the operation of the business of Company and the Company Subsidiaries, except for permits, certificates, licenses, approvals and other governmental authorizations the failure of which to have does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         3.18 Environmental Matters. Except as set forth in Section 3.18 of the Disclosure Letter:

                  (a) Each of Company and the Company Subsidiaries possesses, and is in compliance with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal laws and regulations relating to protection of the environment, pollution control, product registration and Hazardous Materials (as defined below in this Section 3.18) ("Environmental Laws"), except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; and is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

                  (b) Neither Company nor any Company Subsidiary has received notice of any actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of Company, there are no facts or circumstances which could form the basis for the assertion of any claim against Company or any Company Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign law with respect to any on-site or off-site location which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

                  (c) Neither Company nor any Company Subsidiary has entered into or agreed to nor do any of them contemplate entering into or agreeing to any consent decree or order, and neither Company nor any Company Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any Environmental Laws;

                  (d) Neither Company nor any Company Subsidiary has received any notice of violation or been subject to any administrative or judicial proceeding alleging violation of applicable Environmental Laws which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

                  (e) Neither Company nor any Company Subsidiary is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Company or any Company Subsidiary, or any of their employees, agents or representatives or arising out of the ownership, use, control or operation by Company or any Company Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by Company or any Company Subsidiary) from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

                  (f) Company has provided Parent with true, correct and complete copies of all material documents of Company and the Company Subsidiaries relating to environmental matters. Neither Company nor any Company Subsidiary has paid any fines, penalties or assessments for violations of Environmental Laws;

                  (g) To the knowledge of Company, none of the real property owned, leased or occupied by Company or any Company Subsidiary or any other assets, improvements or equipment of Company or any Company Subsidiary contains any asbestos-containing material which is or may be friable (other than floor tile, roofing material and drywall material), PCBs or underground storage tanks;

                  (h) Company has provided Parent with copies of all work place or worker exposure measurements made by or on behalf of Company or any Company Subsidiary, including, without limitation, all work place or worker exposure measurements for particulates, OSHA hazardous chemicals and Hazardous Materials. Company has established and is in full compliance with its OSHA Hazard Communication Program; and

                  (i) There is not now on, in or at any real property owned, leased or occupied by Company or any Company Subsidiary, or any portion thereof any: (1) surface impoundment, lagoon or other containment facility, past or present, for the temporary or permanent storage, treatment or disposal of Hazardous Materials, or (2) landfill or solid waste disposal area.

As used in this Section 3.18, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by Company or any Company Subsidiary is in any way governed by or subject to any applicable law, rule or regulation of any governmental or regulatory authority.

         3.19 Insurance Policies. Company has delivered to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming Company, any Company Subsidiary or employees thereof as an insured or beneficiary or as a loss payable payee or for which Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Neither Company nor any of the Company Subsidiaries has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of Company and the Company Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no pending claims against such insurance by Company or any Company Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance that has not been properly filed by Company or any Company Subsidiary. To the knowledge of Company, except for the self-insurance retentions or deductibles set forth in the policies contained in the afore-mentioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of Company and the Company Subsidiaries.

         3.20     Major Suppliers, Tour Organizers and Travel Arrangers.

                  (a) Section 3.20(a) of the Disclosure Letter sets forth a list of each supplier of goods or services to Company and the Company Subsidiaries to whom Company and the Company Subsidiaries paid in the aggregate more than $100,000 during the 10-month period ended October 31, 1997, together with in each case the amount paid during such period. Neither Company nor any Company Subsidiary is engaged in any material dispute with any of such suppliers and, to the knowledge of Company, no such supplier intends to terminate, limit or reduce its business relations with Company or any Company Subsidiary. Company does not believe that the consummation of the transactions contemplated hereunder will have any material adverse effect on the business relationship of Company or any Company Subsidiary with any such supplier. None of the officers or directors of Company or any Company Subsidiary, or any "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of any officer or director of Company or any Company Subsidiary, or any company or other organization in which any officer or director of Company or any Company Subsidiary or any "affiliate" or "associate" of any officer or director of Company or any Company Subsidiary has a direct or indirect financial interest, has any financial interest in any supplier of Company or any Company Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

                  (b) Section 3.20(b) of the Disclosure Letter sets forth a list of each travel arranger and tour organizer which accounted for net revenues to Company and the Company Subsidiaries in the aggregate of more than $100,000 during the 10-month period ended October 31, 1997, together with in each case the amount of net revenue produced during such period. Neither Company nor any Company Subsidiary is engaged in any material dispute with any of such travel arrangers or tour organizers and, to the knowledge of Company, no such travel arranger or tour organizer intends to terminate, limit or reduce its business relations with Company or any Company Subsidiary. Company does not believe that the consummation of the transactions contemplated hereunder will have any material adverse effect on the business relationship of Company or any Company Subsidiary with any such travel arranger or tour organizer. None of the officers or directors of Company or any Company Subsidiary, or any "affiliate" or "associate" of any officer or director of Company or any Company Subsidiary, or any company or other organization in which any officer or director of Company or any Company Subsidiary or any "affiliate" or "associate" of any officer or director of the Company or any Company Subsidiary has a direct or indirect financial interest, has any financial interest in any travel arranger or tour organizer of Company or any Company Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

         3.21     Notes and Accounts Receivable.

                  (a) All notes receivable of Company or any Company Subsidiary owing by any director, officer, stockholder or employee of Company or any Company Subsidiary or any affiliate or associate of any such person (including those notes receivable reflected on the Interim Balance Sheet and those incurred since the date of the Interim Balance Sheet) have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.

                  (b) All accounts receivable of Company and the Company Subsidiaries which are reflected on the Interim Balance Sheet (i) are valid, existing and collectible in a manner consistent with Company's past practice without resort to legal proceedings or collection agencies, except where the failure to be so valid, existing and collectible does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances of a material nature. Except as shown in Section 3.21 of the Disclosure Letter, all such accounts receivable are current, and there are no material disputes regarding the collectibility of any such accounts receivable. Neither Company nor any Company Subsidiary has factored any of its accounts receivable since May 1, 1994.

         3.22     Transactions with Affiliates. Except as set forth in Section
3.22 of the Disclosure Letter, no director, officer or other "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of Company or any Company Subsidiary or any entity in which any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of Company or any Company Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Company or any Company Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Company or any Company Subsidiary.

         3.23 Fairness Opinion. The Board of Directors of Company has received an opinion dated the date hereof from Peacock, Hislop, Staley & Given, Inc. to the effect that as of such date the consideration to be received by the shareholders of Company pursuant to the Merger is fair to such shareholders from a financial point of view.

         3.24 Antitakeover Statutes. Each of Company and the Board of Directors of Company has taken all action required to be taken by it in order to exempt this Agreement and the Proxy Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Proxy Agreements and the transactions contemplated hereby are exempt from the requirements of, any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state, including, without limitation, the provisions of Sections 607.0901 and 607.0902 of the FBCA.

         3.25 Board Recommendations. The Board of Directors of Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the stockholders of Company, and (ii) resolved to recommend that the holders of the shares of capital stock of Company entitled to vote thereon approve this Agreement and the transactions contemplated hereby (including the Merger).

         3.26 Amendment to Rights Plan. The Board of Directors of Company has amended the Rights Agreement dated as of March 8, 1989 between Company and Mellon Securities Trust Company (the "Rights Plan") so that (i) Parent will not become an "Acquiring Person" as a result of the execution and delivery of this Agreement or the Proxy Agreements or the consummation of the transactions contemplated by this Agreement or the Proxy Agreements, (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Plan) will occur as a result of the execution and delivery of this Agreement or the Proxy Agreements or the consummation of the transactions contemplated by this Agreement or the Proxy Agreements, and (iii) all outstanding Company Common Stock Purchase Rights (the "Company Rights") issued and outstanding under the Rights Plan will expire immediately prior to the Effective Time.

         3.27 Brokers and Finders. Neither Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Company or any of the Company Subsidiaries, in connection with this Agreement, the Proxy Agreements or any of the transactions contemplated hereby or thereby, except that Company has retained Peacock, Hislop, Staley & Given, Inc. as its financial advisor, whose fees and expenses will be paid by Company.

         3.28 Merger. Neither Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         3.29 Pooling. KPMG Peat Marwick LLP has advised Company as of the date hereof that based upon inquiries and its examination of the financial statements of Company, it is not aware of any conditions relating to Company that would preclude the use of "pooling of interests" accounting in connection with the Merger.

         3.30 Voting Requirements; Dissenters' Rights. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock with respect to this Agreement and the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated by this Agreement and the Merger. No holder of any of Company's capital stock is entitled under the FBCA to exercise dissenter's rights or appraisal rights in connection with the Merger.

         3.31 No Existing Discussions. As of the date hereof, Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as defined in Section 5.2).

         3.32 Disclosure. None of the representations and warranties by Company in this Agreement and no statement on the part of Company contained in the Disclosure Letter contains or will contain as to the applicable representation and warranty any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make any of the statements herein or therein, in light of the circumstances under which it was made, not misleading.

         3.33 No Aggregate Material Adverse Effect. Assuming that the provisions that contain exceptions for "Material Adverse Effect on Company" in the representations and warranties set forth in Sections 3.2 through 3.32 did not contain such exceptions, except for facts, circumstances and events which have arisen or may hereafter arise in the ordinary course of business and which are consistent with the historical experience of Company and the Company Subsidiaries during the five years preceding the date of this Agreement as reflected in the Company's financial statements to the extent required by generally accepted accounting principles, the failure of one or more of such representations and warranties (without giving effect to any such "Material Adverse Effect on Company" exception but taking into account the items set forth in the Disclosure Letter and any other exception or limitation contained therein) to be true and correct would not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company. For purposes of this Section 3.33, the Altman Litigation (as defined in
Section 5.2(c)) shall be deemed not to be in the ordinary course of business.


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent hereby represents and warrants to Company as follows:

         4.1 Organization, Good Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (as defined below). Parent has delivered to Company complete and correct copies of its certificate of incorporation and bylaws and all amendments thereto to the date hereof. As used in this Agreement, the phrase "Material Adverse Effect on Parent" means a material adverse effect on (a) the financial condition, business, assets, liabilities or results of operations of Parent and its subsidiaries on a consolidated basis or (b) the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

         4.2 Capitalization. The authorized capital stock of Parent consists of 35,000,000 shares of Class A Common Stock, par value $.01 per share, of which as of November 21, 1997, 23,866,404 shares were issued and outstanding; 2,500,000 shares of Class B Common Stock, par value $.01 per share, of which as of November 21, 1997, 1,936,600 shares were issued and outstanding; and 250,000 shares of Preferred Stock, par value $.01 per share, of which as of the date hereof no shares are issued and outstanding. All of the shares of Parent Class A Common Stock to be issued in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section
4.2 of the Disclosure Letter, free of preemptive rights. Except as set forth above, as of November 21, 1997, there were no shares of capital stock or other equity securities of Parent outstanding, and, except as set forth in Section 4.2 of the Disclosure Letter, there are no outstanding options, warrants or rights to purchase or acquire from Parent any capital stock of Parent, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Parent is bound to issue any additional shares of its capital stock or other equity securities.

         4.3 Authority; Enforceability. Each of Parent and Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and this Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligation of each such party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity.

         4.4      Non-Contravention; Consents.

                  (a) Except as set forth in Section 4.4(a) of the Disclosure Letter, neither the execution, delivery and performance by Parent or Sub of this Agreement, nor the consummation by Parent or Sub of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the provisions hereof, will:

                  (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub, under any of the terms, conditions or provisions of, (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which Parent or any of its subsidiaries may be bound, or to which Parent or any of its subsidiaries or the properties or assets of any of them may be subject, and that has or would reasonably be expected to have, in any such event specified in this clause (y), individually or in the aggregate, a Material Adverse Effect on Parent; or

                  (ii) subject to compliance with the statutes and regulations referred to in Section 4.4(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets where such violation has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (b) Except as set forth in Section 4.4(b) of the Disclosure Letter and other than notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Parent or Sub of the transactions contemplated by this Agreement.

         4.5      SEC Reports; Parent Financial Statements.

                  (a) Since January 1, 1995, Parent has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act or the Exchange Act (collectively, the "Parent Reports"). Parent has heretofore made available to Company true copies of all the Parent Reports, together with all exhibits thereto, that Company has requested. Included in such Parent Reports are (i) audited consolidated balance sheets of Parent and its subsidiaries at December 31, 1994, 1995 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited consolidated balance sheets of Parent and its subsidiaries at March 31, 1997 and June 30, 1997 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the periods then ended and the notes thereto.

                  (b) All of the financial statements included in the Parent Reports fairly presented the consolidated financial position of Parent and its subsidiaries as of the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As of their respective dates, the Parent Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Parent

Reports, neither Parent nor any subsidiary of Parent has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which, individually or in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         4.6      Absence of Certain Changes or Events. Except as disclosed in
Section 4.6 of the Disclosure Letter and the Parent Reports and except for the transactions contemplated by this Agreement, since December 31, 1996, there has not been (i) any change in the business, financial condition or results of operations of Parent and its subsidiaries which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (ii) any split, combination or reclassification of any of Parent's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's outstanding capital stock.

         4.7 Registration Statement, Etc. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement and (b) the Proxy Statement will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, cause such document to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement, when first mailed to the shareholders of Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by Company or with respect to information concerning Company which is incorporated by reference in the Registration Statement or the Proxy Statement.

         4.8 Litigation. Except as set forth in the Parent Reports, there are no litigation, claims, suits, actions, investigations, indictments or informations, or administrative, arbitration or other proceedings pending, or, to the knowledge of Parent, threatened, against Parent or any subsidiary of Parent which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent Reports or in Section 4.8 of the Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) currently in effect against or relating to Parent which have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         4.9 No Violation of Law. Except as set forth in the Parent Reports, the business and operations of Parent and its subsidiaries have been conducted in compliance with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to zoning, environmental matters and the safety and health of employees), except where the failure to be in compliance does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent Reports or in Section 4.9 of the Disclosure Letter, (i) neither Parent nor any Subsidiary of Parent has been charged with or, to the knowledge of Parent, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (ii) Parent has filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof, except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         4.10 Brokers and Finders. Neither Parent nor any of its subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Parent or any of its subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby.

         4.11 Merger. Neither Parent nor any of its subsidiaries has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         4.12 Pooling. Arthur Andersen LLP has advised Parent as of the date hereof that based upon inquiries and its examination of the financial statements of Parent, it is not aware of any conditions relating to Parent that would preclude the use of "pooling of interests" accounting in connection with the Merger.


                                    ARTICLE 5

                        CONDUCT AND TRANSACTIONS PRIOR TO
                        EFFECTIVE TIME; CERTAIN COVENANTS

         5.1 Access and Information. Upon reasonable notice, each of Company and Parent shall (and shall cause each of their respective subsidiaries to) give to the other and to the respective accountants, counsel and other representatives of such other party reasonable access during normal business hours throughout the period prior to the Effective Time to all of its and its subsidiaries' properties, books, contracts, commitments and records (including tax returns and insurance policies) and shall permit them to consult with its and its subsidiaries' respective officers, employees, auditors, attorneys and agents; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or its subsidiaries. All confidential information provided pursuant to this Section 5.1 will be subject to the Confidentiality Agreements dated as of October 28, 1997 (the "Confidentiality Agreements"), each between Company and Parent.

         5.2      Conduct of Business Pending Merger.

                  (a) Company agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, Company and the Company Subsidiaries will operate their businesses only in the ordinary course in the same manner as previously conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary course of business or as expressly permitted by this Section 5.2; and, consistent with such operation, will use all commercially reasonable efforts consistent with past practices to preserve their business organizations intact, to keep available to them the goodwill of their customers, suppliers, tour organizers, travel arrangers and others with whom business relationships exist to the end that their goodwill and ongoing business shall not be materially impaired at the Effective Time, and will further exercise all commercially reasonable efforts to maintain their existing relationships with their employees in general.


                  (b) Company agrees that from the date hereof to the Effective Time, except as otherwise consented to by Parent in writing, neither it nor any Company Subsidiary will (i) change any provision of its Articles of Incorporation or Bylaws or similar governing documents; (ii) make, declare or pay any dividend or other distribution; or (iii) make any distribution or directly or indirectly sell, issue, redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue, grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock or otherwise make any change in its capital structure, except for the issuance of capital stock upon exercise of presently outstanding stock options in accordance with the existing terms of such options.

                  (c) Company agrees that from the date hereof to the Effective Time it will not take, or permit any Company Subsidiary to take, any of the following actions, except to the extent consented to by Parent in writing.

                  (i) (A) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $25,000) other than vehicle financing in the ordinary course of business consistent with past practice, (B) except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (C) create, incur or assume any debt having a maturity of in excess of four years relating to vehicle financing, (D) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice, (E) make any loans or advances to any other person, except in the ordinary course of business and consistent with past practice, (F) make any capital contributions to, or investments in, any person involving amounts in excess of $200,000 in the aggregate, or (G) excluding vehicle purchases in the ordinary course of business, make capital expenditures involving in excess of $500,000 in the aggregate;

                  (ii) mortgage or pledge any of its properties or assets involving amounts in excess of $200,000 in the aggregate, except for the incurrence in the ordinary course of business consistent with past practice of liens on vehicles owned by Company or any Company Subsidiary pursuant to fleet financing agreements in existence on the date hereof or amendments to or renewals thereof on substantially similar terms;

                  (iii) take any action to (i) amend or terminate any Company Benefit Plan, (ii) increase the compensation of any of its executive officers, (iii) materially increase the level of compensation of its employees, or (iv) adopt any other plan, program, arrangement or practice providing new or increased benefits or compensation to its employees;

                  (iv) amend or cancel or agree to the amendment or cancellation of any Material Contract or enter into any new Material Contract;

                  (v) enter into any negotiation with respect to any collective bargaining agreement;

                  (vi) make any change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in generally accepted accounting principles;

                  (vii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act);

                  (viii) acquire, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof;

                  (ix) make any tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability involving amounts in excess of $25,000 in the aggregate;

                  (x) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $200,000 in the aggregate, other than the payment, discharge or satisfaction of liabilities (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Company included in the Company Reports or (ii) in the ordinary course of business consistent with past practice;

                  (xi) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) arising out of, or relating to, that certain litigation styled as Altman's America, et al. v. American Land Cruisers of California Incorporated, et al. in the Superior Court of the State of California for the County of Los Angeles (the "Altman Litigation") other than the payment of court costs and attorney's fees and expenses to counsel for Company;

                  (xii) fail to perform in all material respects all of its obligations under all Material Contracts (except those being contested in good faith);

                  (xiii) fail to use all commercially reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Company and the Company Subsidiaries;

                  (xiv) fail to manage its fleet in the ordinary course of business consistent with past practice;

                  (xv) fail to use all commercially reasonable efforts to continue to collect its accounts payable in the ordinary course of business and consistent with past practice;

                  (xvi) fail to prepare and file all material federal, state, local and foreign returns for Taxes and other material Tax reports, filings and amendments thereto required to be filed by it, or fail to allow Parent, at its request, to review all such returns, reports, filings and amendments at Company offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns; or

                  (xvii) enter into any agreement to take any of the actions described in Section 5.2(b) or elsewhere in this Section 5.2(c).

                  (d) In connection with the continued operation of the business of Company and the Company Subsidiaries between the date of this Agreement and the Effective Time, Company shall communicate in good faith on a regular and frequent basis with one or more representatives of Parent designated in writing with respect to the ongoing operations of Company. Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such communications. Without limiting the generality of the foregoing, Company shall (i) keep Parent fully informed regarding the status of the Altman Litigation, promptly apprise Parent of any developments relating to the Altman Litigation, and provide Parent promptly with all motions, briefs, orders, judgments, decisions, papers and other documents relating to the Altman Litigation, (ii) consult and confer with Parent on a regular and frequent basis regarding the Altman Litigation, and (iii) not file any motions, briefs or other papers or documents or take any other material action relating to the Altman Litigation without the review and consent of Parent.

                  (e) Parent agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Company shall otherwise consent in writing, it will not take, and will cause each of its subsidiaries not to take, any action which would materially and adversely affect the ability of Parent to perform its covenants and agreements under this Agreement.

                  (f) Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) enter into or encourage any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.2(f) shall prohibit the Board of Directors of Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) the Board of Directors of Company after consultation with outside counsel determines in good faith that in order for the Board of Directors of Company to comply with its fiduciary duties to stockholders under applicable law it is required to take such action, (B) prior to taking such action, Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity, and (C) the Board of Directors of Company concludes in good faith that the Acquisition Proposal contains an offer of consideration that is superior to the consideration set forth herein. Notwithstanding anything in this Agreement to the contrary, Company shall (i) promptly advise Parent orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (B) the material terms and conditions of such Acquisition Proposal or inquiry, and (C) the identity of the person making any such Acquisition Proposal or inquiry and (ii) keep Parent reasonably informed of the status and details of any such Acquisition Proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.2(f) by any officer or director of Company or any Company Subsidiary or any investment banker, attorney or other advisor, representative or agent of Company or any Company Subsidiary, acting on behalf of or at the request of the Board of Directors of the Company, shall be deemed to be a breach of this Section 5.2(f) by Company. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, joint venture, business combination or similar transaction involving Company or any Company Subsidiary, or any purchase of all or any significant portion of the assets of Company or any Company Subsidiary.

         5.3      Fiduciary Duties. The Board of Directors of Company shall not
(i) withdraw or modify in a manner materially adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or
(ii) approve, recommend or cause Company to enter into any agreement with respect to any Acquisition Proposal (an "Alternative Transaction") unless Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company determines in good faith after consultation with outside counsel that it is required to do so in order to comply with its fiduciary duties to stockholders under applicable law, in which event the Board of Directors may (w) withdraw or modify its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Acquisition Proposal, (y) cause Company to enter into an agreement with respect to such Acquisition Proposal and/or (z) terminate this Agreement pursuant to Section 7.1(b)(v). If (i) the Board of Directors of Company takes any action described in clause (y) or (z) of the preceding sentence, (ii) Parent exercises its right to terminate this Agreement under Section 7.1(c) based on the Board of Directors of Company having taken any action described in clause (w) or (x) of the preceding sentence or (iii) the Agreement is terminated as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger at the Shareholders' Meeting and at the time of such meeting a bona fide Acquisition Proposal involving Company shall have been announced, Company shall, concurrently with the taking of such action or such termination (a "Fee Payment Event"), as applicable, pay to Parent the Section 5.4 Fee (as hereinafter defined).

         5.4 Certain Fees. Company shall pay to Parent upon demand $1.8 million upon the occurrence of a Fee Payment Event (the "Section 5.4 Fee"), payable in same-day funds, as liquidated damages and not as a penalty, if the
Section 5.4 Fee is payable pursuant to Section 5.3 to reimburse and compensate Parent for its time, expenses and lost opportunity costs of pursuing the Merger. In addition, if Company enters into an agreement with respect to, or consummates, an Alternative Transaction within one year of the payment by Company of the Section 5.4 Fee, Company shall pay to Parent an additional fee (the "Topping Fee"), payable in same-day funds, as liquidated damages and not as a penalty, concurrently with the consummation of such Alternative Transaction. The Topping Fee shall be equal to the product obtained by multiplying (a) 25% by
(b) the Incremental Value (as hereinafter defined), but in no case shall the Topping Fee be less than $1.2 million. The "Incremental Value" shall be equal to the amount by which the "Alternative Transaction Value" shall exceed the "Merger Transaction Value" (each as hereinafter defined). The "Alternative Transaction Value" shall mean the aggregate value of the Alternative Transaction to the stockholders of Company, valued as of the date of the agreement relating to such Alternative Transaction and calculated in accordance with generally recognized and accepted valuation methodologies employed by nationally recognized investment banking firms for valuing comparable transactions. The "Merger Transaction Value" shall mean the aggregate value of the Merger to the stockholders of Company, valued as of the date of the termination of this Agreement and calculated in accordance with generally recognized and accepted valuation methodologies employed by nationally recognized investment banking firms for valuing comparable transactions. If the parties do not agree as to the Alternative Transaction Value or the Merger Transaction Value, Company and Parent shall negotiate with one another in good faith for a period of ten days to resolve such dispute. If, after the expiration of such ten-day period, the parties do not agree as to the Alternative Transaction Value or the Merger Transaction Value, Company and Parent shall each engage a nationally recognized investment banking firm to calculate the Alternative Transaction Value or the Merger Transaction Value, or both, as the case may be. If such investment banking firms do not agree as to such disputed valuation(s) after 30 days, such firms shall together appoint a third nationally recognized investment banking firm to resolve such dispute by calculating the disputed valuation(s). The calculation of such third investment banking firm shall be conclusive as to the disputed valuation(s). Each party shall bear the costs and expenses of the investment banking firm engaged by it pursuant to this Section 5.4, and the costs and expenses of a third investment banking firm, if necessary, shall be borne equally by Company and Parent. If Company fails promptly to pay to Parent any amounts due under this Section 5.4, Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

         5.5 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection" or similar antitakeover statute or regulation enacted under state or Federal law shall become applicable to the Merger, the Proxy Agreements or any of the other transactions contemplated hereby, Company and the Board of Directors of Company shall grant such approvals and take all such actions as are within its authority so that the Proxy Agreements shall be in full force and effect and so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use all commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger, the Proxy Agreements and the other transactions contemplated hereby.

         5.6 Consents. Company and Parent will use all commercially reasonable efforts to obtain the written consent or approval of each and every governmental authority and other regulatory body, the consent or approval of which shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement. Company will use all commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Parent, of each person whose consent or approval shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement, except for any contracts of Company as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in, or be reasonably likely to result in, a Material Adverse Effect on Company. Parent will use all commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Company, of each person whose consent or approval shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement, except for any contracts of Parent as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in, or be reasonably likely to result in, a Material Adverse Effect on Parent.

         5.7 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use all commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals, including notices and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated by this Agreement to be effected as soon as reasonably practicable in accordance with the terms of this Agreement and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

                  (a) Company and Parent shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

                  (b) If any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger, the Proxy Agreements or any of the other transactions contemplated by this Agreement or the Proxy Agreements or seeks damages in connection with this Agreement or the Proxy Agreements, the parties agree to cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement or the Proxy Agreements.

                  (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of such party's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                  (d) Without the prior written consent of Parent, Company will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

         5.8 NYSE Listing. Parent will use all commercially reasonable efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of shares of Parent Common Stock to be issued in the Merger and pursuant to Company Stock Options (as defined in Section 5.15).

         5.9 Notice. Each of Company and Parent shall promptly notify the other of any material change in the normal course of its business or in the operation of its properties and of the receipt by it or any of its subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by it or any of its subsidiaries of a notice of the institution or the threat of litigation involving it or any of its subsidiaries which in any such case, individually or in the aggregate, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or a Material Adverse Effect on Parent, as the case may be, and will keep the other party fully informed with respect to such events.

         5.10     Registration Statement; Shareholder Approvals.

                  (a) As soon as is reasonably practicable after the execution of this Agreement, Parent shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included as a prospectus) and Company shall prepare and file with the SEC the Proxy Statement. Parent shall use all commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions.

                  (b) Company shall call a Shareholders' Meeting to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement. In connection with the Shareholders' Meeting, Company and Parent shall prepare and file the Proxy Statement with the SEC. Company shall mail the Proxy Statement to its stockholders, the Board of Directors of Company, subject to Section 5.3, shall recommend to its stockholders the approval of the Merger and this Agreement, and Company shall use commercially reasonable efforts to obtain such stockholder approval. Without limiting the generality of the foregoing, Company agrees that, subject to its right to terminate this Agreement pursuant to Section 7.1(b)(v), its obligations pursuant to this Section 5.10(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal.

         5.11 Expenses. Subject to Sections 5.3 and 5.4, if this Agreement is terminated for any reason without breach by any party, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger (including all attorneys' fees incurred by such party in connection therewith), except that Company and Parent shall divide equally the following expenses: (a) the costs incurred in connection with the printing and mailing of the Registration Statement, the Proxy Statement and related documents; and (b) all filing or registration fees paid by Company or Parent, including state securities laws filing or registration fees, if any (but excluding attorneys' fees).

         5.12 Press Releases; Filings. Without the consent of the other parties, none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby or thereby; provided, however, that (i) nothing in this Section 5.12 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system so long as such party uses all commercially reasonable efforts to consult with the other parties prior to such disclosure, and (ii) if this Agreement is terminated, then each party may make such disclosure as it deems reasonably appropriate so long as such party uses all commercially reasonable efforts to consult with the other parties prior to such disclosure. Each of Company and Parent shall promptly notify the other of each report, schedule and other document filed by it or any of its respective subsidiaries with the SEC and of any other document pertaining to the transactions contemplated hereby filed with any other governmental authorities.

         5.13     Indemnification of Officers and Directors.

                  (a) For a period of six years after the Effective Time, the Surviving Corporation shall provide with respect to each present or former director and officer of Company and its subsidiaries (both present and past) (the "Indemnified Parties"), the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had, whether from Company or such subsidiary, immediately prior to the Merger, whether under the FBCA or the bylaws of Company or such subsidiary or otherwise.

                  (b) Immediately following the Effective Time, Parent shall cause to remain in effect the current policies of directors' and officers' liability insurance maintained by Company or any Company Subsidiary (provided Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred at or before the Effective Time, and Parent shall maintain such coverage for a period of six years after the Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 5.13(b) on an annual basis more than an amount equal to 150% of the current annual premiums paid by Company and the Company Subsidiaries for such insurance and, in the event the cost of such coverage shall exceed that amount, Parent shall purchase as much coverage as possible for such amount.

                  (c) This Section 5.13 shall survive the Closing and is intended to benefit Company, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.13 against Parent or the Surviving Corporation to the extent specified herein) and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

         5.14 Tax Treatment. Parent and Company agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of Parent, Company or any of their respective subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         5.15     Stock Options.

                  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") issued pursuant to any incentive or stock option program of Company (the "Company Plan"), whether vested or unvested, shall be assumed by Parent. From and after the Effective Time, each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Class A Common Stock equal to (x) the number of shares of Company Common Stock covered by such Company Stock Option, multiplied by (y) the Exchange Ratio, at a price per share equal to (A) the exercise price of such Company Stock Option multiplied by (B)
(1) one divided by (2) the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

                  (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plan and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.15 after giving effect to the Merger and the assumption by Parent as set forth above). If necessary, Parent shall comply with the terms of the Company Plan and ensure, to the extent required by, and subject to the provisions of, such Plan, that Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

                  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Class A Common Stock for delivery upon exercise of Company Stock Options assumed by it in accordance with this Section 5.15. As soon as practicable after the Effective Time and in no event later than 30 days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Class A Common Stock subject to such options and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

         5.16 Company Affiliates. Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted to a vote of the stockholders of Company, possible "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall cause each person who is identified as a possible "affiliate" in such letter to deliver to Parent on or prior to the Effective Time a written statement in the form of Exhibit 5.16 (the "Affiliates Letter"). Parent shall be entitled to place legends on any certificates of Parent Class A Common Stock issued to such possible affiliates to restrict transfer of such shares as set forth above.

         5.17 Employment Agreements. Concurrently with the execution and delivery of this Agreement, Company shall enter into an employment agreement substantially in the form of the agreement contained in Exhibit 5.17(a) (the "Employment Agreements") with each of the persons listed on Exhibit 5.17(b). Prior to the earlier to occur of the Effective Time or the termination of this Agreement, Company shall not amend or terminate any of the Employment Agreements. Prior to the Effective Time, Company will use its best efforts to cause each of the persons listed on Exhibit 5.17(c) to enter into employment agreements substantially in the form of the agreements contained in Exhibits 5.17(d)-1 and 5.17(d)-2.

         5.18 Company Expenses. Company agrees that the Anticipated Company Transactional Expenses (as defined below) will be reasonable and customary for transactions of this type and in any event shall not exceed $1,000,000. At least thirty (30) days prior to the Effective Time, the Chief Financial Officer of Company shall provide Parent with a written certificate setting forth and certifying to the best of such Chief Financial Officer's knowledge and belief the aggregate amount of fees, costs and expenses anticipated to be incurred by Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the anticipated fees, costs and expenses of financial advisors, accountants and counsel (the "Anticipated Company Transactional Expenses"). Parent shall have full and complete access to the books, records and other documents of Company and to the employees of Company for purposes of confirming and auditing the size and nature of the Anticipated Company Transactional Expenses.

         5.19 Pooling of Interests Accounting. Except for other actions specifically permitted to be taken hereunder, from and after the date of this Agreement and until the Effective Time, unless Parent otherwise determines that the acquisition will not be accounted for as a "pooling of interests", neither Company nor Parent nor any of their respective subsidiaries or other affiliates shall take, or fail to take, any action that would jeopardize the treatment of Parent's acquisition of Company as a "pooling of interests" for accounting purposes.

         5.20 Treatment of Warrants. Prior to the Effective Time, Parent shall enter into an agreement with the holder of the warrants (the "Warrantholder") issued pursuant to the Warrant Agreement dated as of April 26, 1994 by and among Company and Teachers Insurance and Annuity Association of America (the "Warrant Agreement") to assume the warrants issued pursuant to the Warrant Agreement and the obligations of Company under the warrants and the Warrant Agreement upon substantially the same terms as set forth in the Warrant Agreement, together with such changes as shall be agreed to by the Warrantholder and Parent.


                                    ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

         6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock.

                  (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on Company or a Material Adverse Effect on Parent, shall have been obtained without the imposition of any condition having a Material Adverse Effect on Company or a Material Adverse Effect on Parent.

                  (c) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of Company or Parent (or their respective subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect on Company or, individually or in the aggregate, a Material Adverse Effect on Parent, shall have been obtained.

                  (d) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

                  (e) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

                  (f) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange

Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC. At the effective date of the Registration Statement, the Registration Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, and, at the mailing date of the Proxy Statement and the date of the Shareholders' Meeting, the Proxy Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

                  (g) Parent and Company each shall have obtained a written opinion of King & Spalding, counsel to Parent, reasonably acceptable to Parent and Company (the "Tax Opinion"), to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the exchange in the Merger of Parent Common Stock for Company Common Stock will not give rise to gain or loss to the stockholders of Company with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares). The Tax Opinion will be addressed to each of Parent and Company.

                  (h) The shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Stock Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         6.2 Conditions to Obligations of Company. The obligations of Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Company:

                  (a) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties (i) speak as of a specified date (which representations and warranties shall be true and correct as of such date) and except to the extent contemplated by this Agreement; or (ii) are already qualified by materiality, in which event such representations and warranties shall be true and correct in all respects.

                  (b) Parent and Sub each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) Parent shall furnish Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and (b).

                  (d) Company shall have received from KPMG Peat Marwick LLP and Arthur Andersen LLP letters dated (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Parent included in the Registration Statement, in each case in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                  (e) Company shall have received an opinion, dated the Closing Date, of King & Spalding, in form and substance reasonably satisfactory to Company, with respect to the matters set forth in Exhibit 6.2(e).

                  (f) No suit, investigation, action or other proceeding shall be overtly threatened or pending against Parent before any court or governmental agency which (i) would result in the restraint or prohibition of Parent, or the obtaining of damages or other relief from Parent, in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby which would in any such case, individually or in the aggregate, have a Material Adverse Effect on Parent or (ii) any orders restricting Parent from conducting its business as now being conducted which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

         6.3 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Parent:

                  (a) (i) the representations and warranties of Company set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.23, 3.24, 3.25, 3.26, 3.27, 3.28,
3.29, 3.30 and 3.31 of this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties speak as of a specified date (which representations and warranties shall be true and correct as of such date); (ii) the representations and warranties of Company set forth in Sections 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.18, 3.19, 3.20, 3.21,
3.22 and 3.32 of this Agreement shall be true and correct in all material respects at and as of the date of this Agreement; and (iii) the representation and warranty set forth in Section 3.33 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date.

                  (b) Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) Company shall furnish Parent with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a) and (b).

                  (d) Parent shall have received from KPMG Peat Marwick LLP letters dated (i) the date of the Proxy Statement and (ii) the Closing Date, with respect to certain financial information regarding Company included in the Proxy Statement, in each case in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

                  (e) Parent shall have received an Affiliates Letter from each possible "affiliate" described in Section 5.16.

                  (f) Parent shall have received an opinion, dated the Closing Date, of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., counsel to Company, in form and substance reasonably satisfactory to Parent, with respect to the matters set forth in Exhibit 6.3(f).

                  (g) No suit, investigation, action or other proceeding shall be overtly threatened or pending against Parent, Company or any of the Company Subsidiaries before any court or governmental agency which (i) would result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby which would in any such case, individually or in the aggregate, have a Material Adverse Effect on Parent or a Material Adverse Effect on Company, or (ii) any orders restricting Company or any Company Subsidiary or Parent from conducting its business as now being conducted which, individually or in the aggregate, would have a Material Adverse Effect on Company or a Material Adverse Effect on Parent.

                  (h) Each of the directors of Company requested by Parent to do so shall have tendered to Parent resignation letters in form and substance reasonably acceptable to Parent on or prior to the Closing Date, such resignations to be effective at the Effective Time.

                  (i) Each of the persons identified in Exhibit 5.17(c) shall have executed and delivered their respective employment agreement in substantially the form of the agreements contained as Exhibits 5.17(d)-1 and 5.17(d)-2 hereto.


                                    ARTICLE 7

                    TERMINATION AND ABANDONMENT OF THE MERGER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of Company:

                  (a)      by the mutual written consent of Parent and Company;

                  (b)      by Company if:

                  (i) the Merger is not consummated on or before May 31, 1998, unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

                  (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.2 and such conditions are not waived by Company, unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

                  (iii) Company is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Company of its obligations hereunder and such injunction shall not have been withdrawn by the earlier to occur of the date 60 days after the date on which such injunction was first issued or May 31, 1998;

                  (iv) the shareholders of Company do not approve this Agreement and the Merger at the Shareholders' Meeting;

                  (v) the Board of Directors of Company, subject to and in compliance with Section 5.3, shall have withdrawn or materially modified in a manner adverse to Parent its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal, provided that prior to and as a condition to such termination Company has paid the Section 5.4 Fee and, if then payable, the Topping Fee to Parent;

                  (c)      by Parent if:

                  (i) the Merger is not consummated on or before May 31, 1998, unless the failure of such occurrence shall be due to the failure of Parent or Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

                  (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.3 and such conditions are not waived by Parent, unless the failure of such occurrence shall be due to the failure of Parent or Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

                  (iii) Parent is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Parent of its obligations hereunder and such injunction shall not have been withdrawn by the earlier to occur of the date 60 days after the date on which such injunction was first issued or May 31, 1998;

                  (iv) the shareholders of Company do not approve this Agreement and the Merger at the Shareholders' Meeting;

                  (v) the Board of Directors of Company shall have withdrawn or materially modified in a manner adverse to Parent its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal; or

                  (vi) the Anticipated Company Transactional Expenses exceed $1,000,000.

         7.2 Specific Performance and Other Remedies. The parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character, and that, if any party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that if either party violates or fails or refuses to perform any covenant or agreement made by such party in this Agreement, the non-breaching party or parties may, subject to the terms of this Agreement seek remedies at law, including an action for damages arising from such violation or failure, and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         7.3 Effect of Termination and Abandonment. If the termination and abandonment of this Agreement under Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except (i) as provided in the second sentence of Section 5.1, and in Sections 5.3, 5.4, 5.11 and 5.12 and (ii) to the extent that such termination results from the breach by any party hereto of any material representation, warranty or covenant hereunder.


                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective Boards of Directors (or its authorized representative) of Parent or Company without action of the shareholders, whether before or after the Shareholders' Meeting; provided, however, that after approval of the shareholders of Company no such amendment shall reduce the amount or change the form of the consideration to be delivered to Company's shareholders as contemplated by this Agreement or otherwise materially adversely affect the interests of such shareholders unless such amendment is approved by Company's shareholders. No amendment to this Agreement shall be effective unless it has been executed by Company, Parent and Sub.

         8.2 Non-Survival of Representations, Warranties and Agreements. Except for the agreements contained in Sections 1.2, 1.3, 1.4, 1.5, 1.6, 5.12,
5.13 and 5.15 and Article 8, none of the representations, warranties and agreements of Company, Parent or Sub in this Agreement, or in any instrument or certificate delivered pursuant to this Agreement, shall survive the Merger nor shall their respective stockholders, directors or officers have any liability to the other parties hereto after the Effective Time on account of any breach of warranty or failure or the incorrectness of any of the representations or warranties contained herein or in any certificate or other instrument delivered pursuant to this Agreement. The sole right and remedy arising from a misrepresentation or breach of warranty, from the failure of any of the conditions of the Merger to be met, or from the failure to perform any promise or discharge any obligation in this Agreement shall be termination of this Agreement by the aggrieved party and the remedies provided in Sections 5.4, 7.2 and 7.3.

         8.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                           If to Company:

                                    Cruise America, Inc.
                                    11 West Hampton Avenue
                                    Mesa, Arizona 85210-5258
                                    Attention: Mr. Randall S. Smalley, President
                                    Telecopy No.: (602) 464-7302

                           With a copy to:

                                    Greenberg Traurig Hoffman Lipoff Rosen &
                                    Quentel, P.A.
                                    1221 Brickell Avenue
                                    Miami, Florida 33131
                                    Attention: Mr. Kenneth C. Hoffman
                                    Telecopy No.:  (305) 579-0717

                           If to Parent or Sub:

                                    Budget Group, Inc.
                                    4225 Naperville Road
                                    Lisle, Illinois 60532
                                    Attention: Mr. Robert L. Aprati,
                                    Executive Vice President, General Counsel and Secretary
                                    Telecopy No.: (630) 955-7810

                           With a copy to:

                                    King & Spalding
                                    191 Peachtree Street
                                    Atlanta, Georgia 30303
                                    Attention: Mr. C. William Baxley
                                    Telecopy No.: (404) 572-5100

         8.4 Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         8.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

         8.6 Entire Agreement. This Agreement and the Confidentiality Agreements contain the entire agreement between Parent, Sub and Company with respect to the Merger, and supersede all prior arrangements or understandings with respect to the subject matter hereof, including the Letter of Intent dated October 20, 1997. Except as otherwise contemplated in the covenants listed in Sections 5.13, 5.15 and 5.21 (which covenants shall be enforceable by the person or persons affected thereby following the Effective Time), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

         8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

         8.9 Knowledge. As used in this Agreement, (i) the phrases "to the knowledge of Company," "known to Company" and similar phrases shall mean the knowledge of any of the executive officers of Company, and (ii) the phrases "to the knowledge of Parent," "known to Parent" and similar phrases shall mean the knowledge of any of the executive officers of Parent.

         8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                                       BUDGET GROUP, INC.


                                       By:  /s/ Scott R. White
                                            ------------------------------
                                            Name:  Scott R. White
                                            Title: Executive Vice President


                                       CA ACQUISITION CORPORATION


                                       By:  /s/ Scott R. White
                                            ------------------------------
                                            Name:  Scott R. White
                                            Title: President


                                       CRUISE AMERICA, INC.


                                       By:  /s/ Randall Smalley
                                            ------------------------------
                                            Name:  Randall Smalley
                                            Title: President